                                                                     EXHIBIT 4.2


                             INTRAWEST CORPORATION

                         Suite 800, 200 Burrard Street
                      Vancouver, British Columbia, V6C 3L6

                        NOTICE OF ANNUAL GENERAL MEETING
                               November 12, 2002

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Intrawest Corporation (the "Company") will be held in the Ballroom of The Fairmont Waterfront Hotel, 900 Canada Place Way, Vancouver, British Columbia on Tuesday, November 12, 2002 at 11:00 a.m. (local time) for the following purposes:

     (1) to receive the consolidated financial statements of the Company for the year ended June 30, 2002 and the report of the auditors thereon;

     (2)  to elect the directors of the Company;

     (3) to appoint the auditors of the Company and to authorize the directors to fix their remuneration;

     (4) to consider and, if thought fit, pass an ordinary resolution to ratify and approve certain amendments to the Company's stock option plan, the full text of which resolution is set out in Schedule A to the accompanying information circular; and

     (5) to transact such other business as may properly be brought before the meeting.

Information concerning the matters to be put before the meeting is set out in the information circular (the "Information Circular") accompanying and which forms part of this Notice.

Shareholders who are unable to attend the meeting in person are requested to complete, sign and date the enclosed form of proxy and return it.

DATED at Vancouver, British Columbia, this 27th day of September, 2002.

                                          By Order of the Board of Directors

                                          [Houssian Signature]

                                          Joe S. Houssian
                                          Chairman of the Board

                             INTRAWEST CORPORATION

                              INFORMATION CIRCULAR
                         Dated as of September 27, 2002

MANAGEMENT SOLICITATION

      This information circular is furnished in connection with the solicitation of proxies by the management of Intrawest Corporation (the "Company") for use at the Annual General Meeting of the Company to be held in the Ballroom of The Fairmont Waterfront Hotel, 900 Canada Place Way, Vancouver, British Columbia on Tuesday, November 12, 2002 at 11:00 a.m. (local time) and at any adjournment thereof (the "Meeting"). The solicitation will be by mail and its cost will be borne by the Company.

MATTERS TO BE ACTED UPON

ELECTION OF DIRECTORS

      The directors of the Company are elected each year at the Annual General Meeting of the Company and hold office until their successors are elected or appointed. The management of the Company proposes to nominate each of the persons listed below for election as a director of the Company at the Meeting and the persons named in the enclosed form of proxy intend to vote for the election of these nominees. Each nominee is presently a director of the Company. Each director elected will hold office until the next Annual General Meeting of the Company unless he or she sooner ceases to hold office.

      The following table sets out the name of each of the persons proposed to be nominated, the position and office with the Company presently held by him, his present principal occupation or employment, the year in which he was first elected or appointed as a director and the number of common shares without par value of the Company ("Common Shares") that he has advised are beneficially owned, or over which control or direction is exercised, by him at the date of this Information Circular.

                                                                                                   COMMON SHARES
                                                                                                BENEFICIALLY OWNED,
NAME AND RESIDENCE                                                                   DIRECTOR      CONTROLLED OR
OF NOMINEE                POSITION IN THE COMPANY          PRINCIPAL OCCUPATION       SINCE         DIRECTED(1)
------------------        -----------------------          --------------------      --------   -------------------
R. Thomas M. Allan(2)     Director                         Vice President,             1990              5,000
London, Ontario                                            Corporate Investments of
                                                           Trudell Medical Limited
                                                           (manufacturer of medical
                                                           devices)

Joe S. Houssian           Chairman of the Board,           President and Chief         1976          1,390,684(3)
West Vancouver,           President, Chief Executive       Executive Officer of the
British Columbia          Officer and Director             Company

Daniel O. Jarvis          Executive Vice President, Chief  Executive Vice President    1989             78,678
Vancouver,                Financial Officer and Director   and Chief Financial
British Columbia                                           Officer of the Company

David A. King(2)(4)       Director                         President of David King     1990                700
Toronto, Ontario                                           Corporation (investment
                                                           company)

Gordon H.                 Director                         Partner, CC&L Financial     1990                Nil(6)
MacDougall(4)(5)                                           Services Group
West Vancouver,                                            (investment management)
British Columbia

Paul M. Manheim(2)(5)     Director                         President of HAL Real       1992                Nil
Mercer Island,                                             Estate Investments, Inc.
Washington                                                 (investment company)

                                                                                                   COMMON SHARES
                                                                                                BENEFICIALLY OWNED,
NAME AND RESIDENCE                                                                   DIRECTOR      CONTROLLED OR
OF NOMINEE                POSITION IN THE COMPANY          PRINCIPAL OCCUPATION       SINCE         DIRECTED(1)
------------------        -----------------------          --------------------      --------   -------------------
Paul A. Novelly(4)(7)     Director                         Chairman and Chief          1997             52,201(8)
St. Louis, Missouri                                        Executive Officer of
                                                           Apex Oil Company, Inc.
                                                           (petroleum products)

Gary L. Raymond           President, Resort Development    President, Resort           1998             33,940
Whistler,                 Group and Director               Development Group of the
British Columbia                                           Company

Bernard A. Roy(5)         Director                         Senior partner, Ogilvy      1992                220
Montreal, Quebec                                           Renault (solicitors)

Khaled C. Sifri(2)        Director                         Managing Partner, Hadef     1990                Nil
Dubai, United Arab                                         Al-Dhahiri & Associates
Emirates                                                   (solicitors)

Hugh R. Smythe            President, Resort                President, Resort           1993             65,775
Whistler,                 Operations Group                 Operations Group of the
British Columbia          and Director                     Company

Nicholas C.H.             Director                         Consultant                  1990                Nil
Villiers(4)
London, England

(1) Two of the directors also hold deferred share units ("DSUs") pursuant to a Key Executive Deferred Share Unit Plan. See "Report on Executive Compensation -- Key Executive Deferred Share Unit Plan." At the date of this Information Circular, the following directors hold DSUs: J. Houssian -- 65,520; H. Smythe -- 9,254. Three of the directors also participate in the Company's Key Executive Employee Benefit Plan pursuant to which unvested shares are held for their account by a trustee. See "Statement of Executive Compensation -- Summary Compensation Table: (footnote (5))" and "Report on Executive Compensation -- Key Executive Employee Benefit Plan." At the date of this Information Circular the following unvested shares are held: J. Houssian -- 202,502; D. Jarvis -- 40,501; G. Raymond -- 49,179.

(2)  Member of the Audit Committee.

(3) 729,302 of the shares shown are held and beneficially owned by a company the shares of which are owned by companies of which Mr. Houssian and his spouse are the common shareholders.

(4)  Member of the Corporate Governance Committee.

(5)  Member of the Human Resources Committee.

(6) As indicated above, Mr. MacDougall is a partner of CC&L Financial Services Group ("CC&L"). CC&L acts as investment counsel for Connor, Clark & Lunn Investment Management Ltd. which, as at the date hereof, exercises control and direction over 2,688,030 Common Shares as investment manager for certain investment funds.

(7) Mr. Novelly is being nominated in accordance with the provisions of an Agreement and Plan of Merger among the Company and, among others, the former stockholders of Copper Mountain, Inc. and CMAT, Inc., whereby the Company covenanted to cause a nominee of such stockholders to be nominated for appointment to the Board.

(8) Mr. Novelly shares voting power and investment power over these shares, which are held by a corporation of which he is a director and officer. This does not include 129,500 Common Shares owned by the Novelly Exempt Trust, an irrevocable trust as to which Mr. Novelly was grantor, but is not a trustee, and as to which he does not retain a right to change or substitute trustees. Mr. Novelly disclaims beneficial ownership of all these shares.

APPOINTMENT AND REMUNERATION OF AUDITORS

      The Board of Directors recommends the reappointment of KPMG LLP, Chartered Accountants, of Vancouver, British Columbia as auditors of the Company at the Meeting to hold office until the termination of the next Annual General Meeting of the Company. KPMG LLP have served as the Company's auditors since November 17, 1997. Prior to that date, Coopers & Lybrand served as the Company's auditors. It is proposed that the remuneration to be paid to the auditors be determined by the Board.

      THE PERSONS NAMED IN THE ENCLOSED FORM OF PROXY INTEND TO VOTE FOR THE REAPPOINTMENT OF KPMG LLP, CHARTERED ACCOUNTANTS, AS THE AUDITORS OF THE COMPANY TO HOLD OFFICE UNTIL THE TERMINATION OF THE NEXT ANNUAL GENERAL MEETING.

AMENDMENT OF STOCK OPTION PLAN

      The Company has a stock option plan (the "Stock Option Plan") under which the Human Resources Committee of the Board of Directors (the "Human Resources Committee") is authorized, at its discretion, to grant options to purchase Common Shares to senior officers and employees of the Company, its subsidiaries and limited partnerships of which the general partner is the Company or a subsidiary of the Company whose participation in the Stock Option Plan would, in the opinion of the Human Resources Committee, accomplish the purposes of the Plan in promoting the interests of the Company.

      Information regarding the Stock Option Plan is set out under "Statement of Executive Compensation -- Stock Option Plan."

      At a meeting held on September 9, 2002, the Human Resources Committee approved an amendment to the Stock Option Plan to increase to 4,700,000 the maximum aggregate number of Common Shares issuable under the Stock Option Plan from and after November 12, 2002 (which amendment is herein referred to as the "Stock Option Plan Amendment"). On September 9, 2002, the Board confirmed and approved the Stock Option Plan Amendment. The Stock Option Plan Amendment is subject to the approval of applicable regulatory authorities, including the Toronto Stock Exchange and the New York Stock Exchange (collectively, the "Exchanges").

      As of the date hereof, options to purchase an aggregate of 4,109,900 Common Shares, representing approximately 8.6% of the issued and outstanding Common Shares on a non-diluted basis and 8.0% on a fully diluted basis, remain outstanding and unexercised under the Stock Option Plan. The maximum 4,700,000 Common Shares specified pursuant to the Stock Option Plan Amendment would represent approximately 9.9% of the issued and outstanding Common Shares on a non-diluted basis and 9.1% on a fully diluted basis. As the Company grows, it needs to continue to attract and retain high-calibre executives and stock options are a competitive element in the compensation structure. The Board of Directors believes that the increased maximum number is desirable in order to permit the Company to continue to accomplish the purposes of the Stock Option Plan and to provide for future grants of options.

      Under the rules and requirements of the Exchanges, the Stock Option Plan Amendment must be approved by the shareholders of the Company. Consequently, at the Meeting the shareholders will be asked to consider and, if thought fit, pass an ordinary resolution ratifying and approving the Stock Option Plan Amendment. The text of the proposed resolution is set out in Schedule A. This resolution must be passed by a simple majority of the votes cast by the shareholders entitled to vote in person or by proxy at the Meeting. The Board of Directors recommends approval of the resolution.

OTHER MATTERS TO BE ACTED UPON

      The management of the Company knows of no matters which may be brought before the Meeting other than those referred to in the Notice. However, if other matters are properly brought before the Meeting, the persons named in the enclosed form of proxy intend, in their discretion, to vote on such matters in accordance with the judgment of the person so voting.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

      Except as disclosed in this Information Circular, none of the directors or officers of the Company, no management nominee for election as a director of the Company, none of the persons who have been directors or officers of the Company since the beginning of the Company's last completed financial year and no associate or affiliate of any of the foregoing has any material interest, direct or indirect, in any matter to be acted upon at the Meeting other than the election of directors and the approval of the Stock Option Plan Amendment. The officers of the Company are eligible to be granted options under the Stock Option Plan and as a result might be considered to have an interest in the Stock Option Plan Amendment.

INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

      As disclosed in previous information circulars of the Company, effective April 1, 1994 the Company sold substantially all of the direct and indirect interests of the Company in its industrial and non-resort residential development properties in British Columbia and Washington State to partnerships (the "Partnerships") in which Mr. Houssian, the Chairman, President and Chief Executive Officer of the Company, had an interest. In connection with this transaction, the Partnerships incurred indebtedness to the Company. This indebtedness has now been repaid.

CORPORATE GOVERNANCE

GENERAL

      The Toronto Stock Exchange guidelines ("TSX Guidelines") for effective corporate governance require that each listed company disclose on an annual basis its approach to corporate governance with reference to the TSX Guidelines. The Company's approach to corporate governance is set forth below.

MANDATE OF THE BOARD

      The Board of Directors of the Company will continue to assume responsibility for the stewardship of the Company. The mandate of the Board is to supervise the management of the business and affairs of the Company. In fulfilling its mandate, the Board, among other things, has the following duties and objectives:

     -  adoption of a strategic planning process for the Company.

     - identification of the principal risks of the Company's business and ensuring the implementation of the appropriate systems to manage these risks.

     - succession planning for the Company including appointing, training and monitoring senior management.

     -  a communications policy for the Company.

     - the integrity of the Company's internal control and management information systems.

      There were six meetings of the Board during the year ended June 30, 2002. The frequency of meetings, as well as the nature of items discussed, depend upon the state of the Company's affairs and the opportunities or risks which the Company faces.

COMPOSITION OF THE BOARD

      The TSX Guidelines recommend that a board of directors be constituted with a majority of individuals who qualify as "unrelated directors." The TSX Guidelines define an unrelated director as a director who is independent of management and is free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director's ability to act with a view to the best interests of the corporation, other than interests and relationships arising from shareholding. The TSX Guidelines also recommend that in circumstances where a corporation has a "significant shareholder" (that is, a shareholder with the ability to exercise the majority of the votes for the election of the directors attached to the outstanding shares of the corporation) the board of directors should include a number of directors who do not have interests in or relationships with either the corporation or the significant shareholder and should fairly reflect the investment in the corporation by shareholders other than the significant shareholder.

      The directors of the Company have examined the relevant definitions in the TSX Guidelines and have individually considered their respective interests and relationships in and with the Company. As a consequence the Board has determined that of its 12 directors, eight are unrelated directors and four are related directors. Messrs. Houssian, Jarvis, Smythe and Raymond are each "inside" directors (i.e., directors who are officers and/or employees of the Company or any of its affiliates) and are, by definition, "related" directors. The Company does not have a significant shareholder (as defined). After considering the size, composition, contribution of members, and effectiveness of the Board and its Committees during the past fiscal year, the Board and the Corporate Governance Committee have concluded that the Board as a whole and its committees are functioning effectively, that the Board is of an appropriate size for the Company so as to facilitate effective and efficient communication and decision making, and that no changes are required to the Board's composition or size at the present time.

      The Company has an Audit Committee, a Corporate Governance Committee and a Human Resources Committee. Set out below is a description of the committees of the Board, their mandates and their activities.

AUDIT COMMITTEE

      The Audit Committee reviews the annual and interim financial statements of the Company and certain other public disclosure documents required by regulatory authorities and makes recommendations to the Board with respect to such statements and documents. The committee also makes recommendations to the Board regarding the appointment of independent auditors, reviews the nature and scope of the annual audit as proposed by the auditors and management, and reviews with management the risks inherent in the Company's business and risk management programs relating thereto. The roles and responsibilities of the Audit Committee are specifically defined so as to provide appropriate guidance to committee members as to their duties. The committee provides and facilitates a direct line of communication between the Company's external auditors and the Board to discuss and review specific issues as appropriate. The committee's duties include overseeing and reviewing with the auditors and management the adequacy of the internal accounting control procedures and systems within the Company.

      The Audit Committee is composed entirely of outside directors, all of whom are also unrelated directors. The committee met four times during the year ended June 30, 2002.

CORPORATE GOVERNANCE COMMITTEE

      The Corporate Governance Committee is responsible for the Company's response to the TSX Guidelines and for developing, monitoring and assessing the Company's corporate governance system, the effectiveness of the Board of Directors, its size and composition, its committees and the individual performance of its directors. The Board has implemented procedures to be carried out by the committee for annually assessing the effectiveness of the Board as a whole, the Board committees and contribution of individual directors, considering performance-enhancing measures, recruiting new directors from time to time and reviewing Board processes. The committee is also responsible for identifying and recommending potential appointees to the Board of Directors. The committee ensures that an annual strategic planning process and review is carried out and periodically reviews the directors' and officers' third-party liability insurance to ensure adequacy of coverage. The Corporate Governance Committee also reviews on an annual basis the compensation and benefits paid to the directors and has approved an appropriate orientation and education program for new recruits to the Board of Directors. The Corporate Governance Committee periodically makes industry comparisons of directors' compensation in light of their risks and responsibilities and reviews and makes recommendations to the Board regarding the adequacy and form of the compensation of the directors. The Board believes that the form and amount of compensation of directors is sufficient to reflect realistically the responsibilities and risks involved in being an effective director.

      The Corporate Governance Committee is composed entirely of outside directors, all of whom are also unrelated directors. The committee met once during the year ended June 30, 2002.

HUMAN RESOURCES COMMITTEE

      The Human Resources Committee is responsible for reviewing the levels and form of total compensation paid to the Company's employees and for administering the Company's share compensation and long-term incentive plans. The committee annually assesses the performance of the Chief Executive Officer and determines his compensation and benefits. On an annual basis it reviews and makes recommendations to the Board of Directors with respect to the written objectives of the Chief Executive Officer and the Chief Financial Officer. It also reviews and recommends a plan of succession for the Company's senior management. The committee is responsible for reviewing the Company's organizational structure and design to determine if such structure and design are appropriate to carry out the business of the Company.

      The Human Resources Committee is composed entirely of outside directors, all of whom are also unrelated directors. The committee met nine times during the year ended June 30, 2002.

INDEPENDENCE FROM MANAGEMENT

      The TSX Guidelines recommend that every board of directors should have in place appropriate structures and procedures to ensure that the board can function independently of management, such as appointment of a chair of the board who is not a member of management with responsibility to ensure the board discharges its responsibilities, or adoption of alternate means such as assigning this responsibility to a committee of the board or to a director, sometimes referred to as a "lead director," or having the board meet on a regular basis without management present or assigning the responsibility for administering the board's relationship to management to a committee of the board. Mr. Joe S. Houssian, President and Chief Executive Officer of the Company, also serves as Chairman of the Board. The Board of Directors has considered the issue of having an independent chairman of the Board. As an alternative, Mr. MacDougall, who is an outside and unrelated director, has been designated as lead director. Further, as standard procedure, the outside directors meet independently at least three times a year. Mr. MacDougall chairs all such meetings as well as in-person meetings of the Board of Directors. In light of the above procedures, the existence of an outside, unrelated lead director and the number of other unrelated directors on the Board, the Board of Directors supports Mr. Houssian's continued chairmanship and considers that an independent chair, or other additional structures, to ensure that the Board can continue to function independently of management are unnecessary in the current circumstances.

DECISIONS REQUIRING PRIOR BOARD APPROVAL

      In addition to those matters which must by law or by the articles or by-laws of the Company be approved by the Board of Directors, management is required to seek Board approval for major transactions. The Board of Directors has delegated to senior management the authority to enter into various types of transactions, including financing transactions, subject to specified limitations.

RELATIONSHIP WITH MANAGEMENT

      Management is expected to implement the strategic policies of the Board and to report to the Board the results thereof, as well as to keep directors informed on a continuing basis. The TSX Guidelines recommend that the board of directors, together with the CEO, should develop position descriptions for the board and for the CEO, involving the definition of the limits to management's responsibilities and that the board should approve or develop the corporate objectives which the CEO is responsible for meeting. The Company has not developed a specific position description for the Board, beyond the mandate set out above.

      Subject to those powers which it has specifically delegated to management or a Board Committee, the Board retains all residual authority to manage and supervise the management of the Company's business and affairs. The Human Resources Committee annually reviews and makes recommendations to the Board of Directors with respect to the written objectives of the Chief Executive Officer and provides input in respect of other senior officers.

OTHER

      The Company considers its orientation and education program for new directors to be an integral element of the process for appointing new directors and an important element of ensuring responsible corporate governance. In addition to having extensive discussions with the Chairman of the Board with respect to the business and the operations of the Company, a new director receives a record of historical public information concerning the Company together with the mandates and prior minutes of meetings of applicable committees of the Board. In addition, meetings of the Board are regularly held at the Company's resort locations in order to assist the directors in better understanding the Company's operations.

      Through its investor relations department, the Company receives and responds to shareholder enquiries and concerns. Shareholder feedback and concerns are dealt with promptly by senior management of the Company. To date, the Board of Directors has not needed to take an active role in responding to shareholder enquiries and concerns.

      Consistent with the TSX Guidelines, the Board has implemented a system which enables individual directors to engage an outside advisor at the expense of the Company in appropriate circumstances. The engagement of the outside advisor would be subject to the review and approval of the Corporate Governance Committee.

STATEMENT OF EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

      The following table provides a summary of the compensation earned during each of the last three financial years by the Chief Executive Officer and the Company's four most highly compensated executive officers other than the Chief Executive Officer (such five officers are hereafter collectively called "Named Executive Officers").

                         SUMMARY COMPENSATION TABLE(1)

====================================================================================================================================
                                                                                LONG-TERM COMPENSATION AWARDS
                                              ANNUAL COMPENSATION          ---------------------------------------
                                    ------------------------------------   SECURITIES                 RESTRICTED
                                                              OTHER          UNDER                      SHARES
                                                              ANNUAL        OPTIONS       DSUS            OR            ALL OTHER
NAME AND                            SALARY    BONUS(2)   COMPENSATION(3)    GRANTED    GRANTED(4)   SHARE UNITS(5)   COMPENSATION(6)
PRINCIPAL POSITION           YEAR     ($)        ($)           ($)            (#)          (#)            ($)              ($)
------------------------------------------------------------------------------------------------------------------------------------
J.S. HOUSSIAN                2002   538,000      --           28,186        300,000      25,030       3,500,000           19,319
Chairman, President and      2001   425,000      --           30,004        350,000      27,584          --                5,789
Chief Executive Officer      2000   366,574    191,643        28,593          --         12,573          --                5,234
------------------------------------------------------------------------------------------------------------------------------------
D.O. JARVIS                  2002   299,000    135,000         6,978         87,300        --          700,000            13,361
Executive Vice President     2001   258,860    140,000        13,052         50,000        --            --                5,268
and Chief Financial Officer  2000   237,255    100,000        10,620          --           --            --                5,397
------------------------------------------------------------------------------------------------------------------------------------
H.R. SMYTHE                  2002   229,000      --          125,861(7)      50,000        --            --               11,548
President,                   2001   197,776      --            9,117         50,000       9,194          --                5,018
Resort Operations Group      2000   180,911     55,000         8,426          --           --            --                4,596
------------------------------------------------------------------------------------------------------------------------------------
G.L. RAYMOND                 2002   251,000    120,000         4,073         50,000        --          850,000            12,445
President,                   2001   197,776    130,000         5,274         50,000        --            --                4,903
Resort Development Group     2000   180,911     87,000         4,821          --           --            --                4,596
------------------------------------------------------------------------------------------------------------------------------------
J.J. GIBBONS                 2002   219,000     90,000         3,554         30,000        --            --                9,638
President,                   2001   190,000     90,000         3,752         30,000        --            --                4,700
Resort Club Group            2000   169,710     75,000         3,390         30,000        --            --                4,372
====================================================================================================================================

(1) All dollar amounts in the Summary Compensation Table are in United States dollars. The following rates of exchange were used to convert Canadian dollar amounts to United States dollar amounts for the fiscal years indicated: 2002 -- 1.5660; 2001 -- 1.5192; 2000 -- 1.4731.

(2) The amounts in this column exclude any portion of a bonus earned in a year which the Named Executive Officer elected to forego under the Key Executive Deferred Share Unit Plan. See "Report on Executive Compensation -- Key Executive Deferred Share Unit Plan."

(3) The value of perquisites and benefits earned by each Named Executive Officer is less than the lesser of Cdn.$50,000 and 10% of his total annual salary and bonus. The amounts in this column include the imputed interest benefit (computed in accordance with the Income Tax Act (Canada)) to the Named Executive Officers of the interest-free loans made to the Named Executive Officers pursuant to the Company's Funded Senior Employee Share Purchase Plans (see "Indebtedness of Directors and Senior Officers -- Funded Senior Employee Share Purchase Plans") and the value of DSUs credited corresponding to dividends declared on Common Shares during the financial year (based on the average closing price of the Common Shares on The Toronto Stock Exchange for the five trading days preceding the dates of dividend payment). See "Report on Executive Compensation -- Key Executive Deferred Share Unit Plan."

(4) Under the Key Executive Deferred Share Unit Plan, a Named Executive Officer can elect to forego all or any portion of the cash bonus which would otherwise have become payable to him in respect of the year and to receive DSUs with a value equal to the bonus foregone. The value of the DSUs credited in respect of 2002 was Cdn.$22.61 per DSU (2001 -- Cdn$20.50). The value of the DSUs at the time they were credited is equal to the average closing price of the Common Shares on The Toronto Stock Exchange for the five trading days preceding the particular date. See "Report on Executive Compensation -- Key Executive Deferred Share Unit Plan."

(5) The amounts in this column represent contributions awarded by the Company which were paid to a trustee and used to purchase Common Shares in the open market which are held pursuant to the Key Executive Employee Benefit Plan. See "Report on Executive Compensation - Key Executive Employee Benefit Plan." The number and value (calculated by multiplying the closing market price of the Common Shares on June 30, 2002 on the Toronto Stock Exchange by the number of unvested shares) of the aggregate holdings of unvested shares of each of the Named Executive Officers at the end of the most recently completed financial year were: J.S. Houssian: 202,502; $3,285,808; D.O.
    Jarvis: 40,501; $657,171; G.L. Raymond: 49,179; $797,981. The unvested shares for Mr. Houssian vest as to 50% thereof on June 30, 2004 and as to the remaining 50% on or before November 30, 2004, if specified earnings levels are attained. The unvested shares for Messrs. Jarvis and Raymond vest as to 50% thereof on December 15, 2005 and as to the remaining 50%, as follows: one-half on December 15, 2004 and one-half on December 15, 2005 if specified earnings levels are attained. All dividends received on unvested shares are paid by the trustee to the Company. The Human Resources Committee may, in its discretion, cause the Company to pay to the trustee under the Plan, as additional contributions to be used to purchase additional unvested shares, an amount up to, but not exceeding, the amount of any dividends so received.

(6) The amounts in this column include the Company's contributions to defined contribution pension plans, premiums for group life insurance and contributions made by the Company to the Named Executive Officers' accounts pursuant to the Company's Employee Share Purchase Plan.

(7) Includes US$120,000 additional premiums which the Company has agreed to pay under the Company's extended health care plan in relation to coverage and benefits under the plan in respect of Mr. Smythe's family.

EXECUTIVE LONG-TERM INCENTIVE PLAN

      The Intrawest Corporation Executive Long-Term Incentive Plan (the "LTIP") was established in June 1995 and amended in July 2000. The LTIP provides for the payment of amounts to key executive officers of the Company participating in the LTIP (a "Participant") following the termination of employment (including by reason of retirement, death or permanent disability) based upon a notional number of Common Shares. The notional number of Common Shares in respect of which the payment is calculated is determined under a formula based upon the cumulative consolidated net income or loss of the Company for each of four consecutive periods during the Participant's participation in the plan. The LTIP is administered by the Human Resources Committee which is authorized to designate executive officers of the Company as Participants in the plan and to make the other determinations required in respect of the plan.

      A notional number of Common Shares is to be determined for each of four calculation periods for each Participant. The notional number of Common Shares for a Participant for each calculation period will be determined by dividing a percentage of the cumulative consolidated net income or loss of the Company for such calculation period, adjusted by reference to the annual compound growth rate in basic earnings per share of the Company applicable to such calculation period, by the current market price of the Common Shares on the first day of such calculation period. If in any calculation period there is a cumulative loss, then this loss will be applied to reduce the notional number of Common Shares, by up to 10%, for the prior calculation period. The amount to be paid to a Participant will be determined by multiplying the total of the notional number of Common Shares for the Participant for each of the calculation periods, determined in the manner described herein, by the prevailing market price of the Common Shares at the termination of the Participant's employment. The use of the annual compound growth rate in earnings per share in the determination of the notional number of Common Shares was introduced by July 2000 amendments to the Plan and applies to the second and following calculation periods for the existing participation rights.

      The plan provides for a reduction in the amount of cumulative net income if the employment of a Participant is terminated for cause. If the Participant's employment is terminated "without cause" (including the resignation of a Participant as a result of circumstances that would amount to a change in the responsibilities of a Participant following a change in control of the Company) then the amount to be paid to the Participant is to include an amount that reflects consolidated net income of the Company for the period of reasonable notice of termination of employment to which such Participant would be entitled.

      All of the Named Executive Officers were designated as Participants under the plan during the financial period ended June 30, 1995 and are currently in their second calculation period, namely the five-year period commencing July 1, 1998. The percentages of the consolidated net income or loss of the Company used to determine the notional number of Common Shares for each of them for each of the fiscal years ending after June 30, 1998 are the following percentages of the consolidated net income (i) up to Cdn.$20 million, and (ii) in excess of Cdn.$20 million, respectively: for J.S. Houssian, 2.0% and 1.0%, for D.O. Jarvis, 0.30% and 0.15% and for H.R. Smythe, G.L. Raymond and J.J. Gibbons, 0.15% and 0.075%. The current market price on the first day of the calculation period commencing July 1, 1998 was Cdn.$28.76.

      The impact of the use of the annual compound growth rate in earnings per share in the determination of the notional number of Common Shares ranges from no adjustment in respect of an annual compound growth rate of 15% or less to a 50% increase in the notional number of Common Shares in the event of an annual compound growth rate of 20% or more, with percentages in respect of annual compound growth rates between 15% and 20% determined by interpolation. The annual compound growth rate in earnings per share of the Company is computed with respect to the earnings per share of the Company for the 12-month period ending immediately before July 1, 1999 in respect of the second, or current, calculation period for the existing participation rights and for the 12-month period ending immediately before the commencement of the calculation period for all other calculation periods (or, if there are no earnings for such 12-month period, the most recently completed fiscal year of the Company for which there are earnings).

STOCK OPTION PLAN

      As described under "Matters to be Acted Upon -- Amendment of Stock Option Plan," the Company has a Stock Option Plan under which the Human Resources Committee is authorized, in its discretion, to grant options to purchase Common Shares to senior officers and employees of the Company, its subsidiaries and limited partnerships of which the general partner is the Company or a subsidiary of the Company.

      The Stock Option Plan provides that options to acquire Common Shares may, at the discretion of the Human Resources Committee, provide that the option may not be exercised except in accordance with such limitations based on the passage of time after the option is granted, the satisfaction of specified performance criteria relating generally to the Company or particularly to the optionee, or the satisfaction or fulfillment of any other conditions (or any combination of the foregoing), and subject to such provisos, as the Human Resources Committee may in its discretion determine to be appropriate. Options granted under the Stock Option Plan are non-transferable and subject to early termination in the event of death of the optionee or the optionee ceasing to be an officer or employee. The Human Resources Committee may, in its discretion, permit early exercise of options. The number of Common Shares which may be reserved for issuance to any person pursuant to options granted by the Company is limited to 5% of the number of outstanding Common Shares. Members of the Human Resources Committee are ineligible to receive options under the Stock Option Plan.

      As described under "Matters to be Acted Upon -- Amendment of Stock Option Plan," at the Meeting the shareholders will be asked to consider and, if thought fit, pass a resolution ratifying and approving an amendment to the Stock Option Plan.

      The following table provides information related to the grants of options to purchase Common Shares to the Named Executive Officers during the financial year ended June 30, 2002.

         OPTIONS GRANTED DURING THE FINANCIAL YEAR ENDED JUNE 30, 2002

========================================================================================================================
                                                                                 MARKET VALUE
                                         % OF TOTAL                             OF SECURITIES
                          SECURITIES       OPTIONS                                UNDERLYING
                             UNDER       GRANTED TO                               OPTIONS ON
                            OPTIONS     EMPLOYEES IN        EXERCISE OR          THE DATE OF
                            GRANTED       FINANCIAL         BASE PRICE              GRANT
NAME                          (#)           YEAR         (CDN.$/SECURITY)      (CDN.$/SECURITY)      EXPIRATION DATE
------------------------------------------------------------------------------------------------------------------------
J.S. Houssian               200,000         28.1               28.23                28.23              May 12, 2012
                            100,000         14.0               23.80                23.80            October 11, 2011
------------------------------------------------------------------------------------------------------------------------
D.O. Jarvis                  37,300          5.2               28.23                28.23              May 12, 2012
                             50,000          7.0               23.80                23.80            October 11, 2011
------------------------------------------------------------------------------------------------------------------------
H.R. Smythe                  50,000          7.0               23.80                23.80            October 11, 2011
------------------------------------------------------------------------------------------------------------------------
G.L. Raymond                 50,000          7.0               23.80                23.80            October 11, 2011
------------------------------------------------------------------------------------------------------------------------
J.J. Gibbons                 30,000          4.2               23.80                23.80            October 11, 2011
========================================================================================================================

(1) All options granted become exercisable as to 20% of the grant after one year and then 20% on the anniversary of the grant in each of the next four years.

      The following table provides information related to the options to purchase Common Shares exercised by the Named Executive Officers during the financial year ended June 30, 2002 and the value of any unexercised options on June 30, 2002.

          AGGREGATED OPTION EXERCISES DURING THE FINANCIAL YEAR ENDED
               JUNE 30, 2002 AND FINANCIAL YEAR-END OPTION VALUES

===========================================================================================================================
                                                                                                   VALUE OF UNEXERCISED
                                                                  UNEXERCISED OPTIONS              IN-THE-MONEY OPTIONS
                             SECURITIES                             AT JUNE 30, 2002                 AT JUNE 30, 2002
                            ACQUIRED ON       AGGREGATE                   (#)                            (CDN.$)
                              EXERCISE     VALUE REALIZED     ----------------------------     ----------------------------
NAME                            (#)            (CDN.$)        EXERCISABLE    UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
---------------------------------------------------------------------------------------------------------------------------
J.S. Houssian                 200,000         3,564,000         777,500         627,500         3,534,500        161,000
---------------------------------------------------------------------------------------------------------------------------
D.O. Jarvis                    37,300           664,686         286,250         151,050         1,103,700         80,500
---------------------------------------------------------------------------------------------------------------------------
H.R. Smythe                     --               --             211,250         113,750           245,400         80,500
---------------------------------------------------------------------------------------------------------------------------
G.L. Raymond                    --               --             221,250         113,750           359,300         80,500
---------------------------------------------------------------------------------------------------------------------------
J.J. Gibbons                    --               --              18,000          72,000             2,880         48,300
===========================================================================================================================

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT

      The Company has entered into an employment contract with each of Messrs. Houssian, Jarvis, Smythe and Raymond (the "Senior Executive Officers"). Pursuant to these employment contracts, the Senior Executive Officers participate in all benefit plans, arrangements and other perquisites which the Company implements from time to time for executive officers, and are entitled to certain other perquisites.

      The Company may terminate the employment of the Senior Executive Officers with the Company upon two years' (or in the case of Mr. Houssian, three) prior notice or, in lieu of notice, by paying to the Senior Executive Officer an amount equal to two (or in the case of Mr. Houssian, three) times his annual salary plus two times the average amount of the bonus paid or payable to the Senior Executive Officer in the last two completed fiscal years of the Company most recently preceding the date of termination. In addition, in such event, the Senior Executive Officer is entitled to be paid amounts that would otherwise be paid or credited to benefit plans and arrangements in effect for his benefit for the two (or in the case of Mr. Houssian, three) years following the termination of his employment.

      Each employment contract provides for the payment to the Senior Executive Officer of the amounts referred to above in the event the Senior Executive Officer resigns in certain circumstances including a significant change in his responsibilities or in certain circumstances following a change in control of the Company. Each contract also provides that the period of reasonable notice of termination for the Senior Executive Officer under the LTIP in such event will be three years in the case of Mr. Houssian and two years in the case of the other Senior Executive Officers.

      In addition, as described under "Executive Long-Term Incentive Plan," the Named Executive Officers participate in the LTIP and will be entitled to receive payments thereunder at the termination of their employment, as described under that heading.

      The amount of the payments required to be made under the employment contracts and the LTIP can only be determined at the time such payments are made.

PENSION PLANS

      The Company has established the Intrawest Corporation Designated Executives' Pension Plan (the "Pension Plan") to provide retirement pensions for its Named Executive Officers. The Named Executive Officers also belong to the Intrawest Corporation Employee Pension Plan (the "Employee Pension Plan").

      The Pension Plan is comprised of a registered portion and a non-registered portion. Together with benefits from the Employee Pension Plan, the registered portion provides the maximum benefits allowable under the Income Tax Act (Canada), with any excess provided through the non-registered portion.

      The following table sets out the total annual lifetime pension which would be payable under the Pension Plan based upon retirement at age 60, at various levels of remuneration and years of credited service.

                             PENSION PLAN TABLE(1)

=================================================================================
                                           YEARS OF SERVICE
REMUNERATION         ------------------------------------------------------------
    ($)                 15           20           25           30           35
---------------------------------------------------------------------------------
   125,000           $ 37,500     $ 50,000     $ 62,500     $ 75,000     $ 87,500
   150,000             45,000       60,000       75,000       90,000      105,000
   175,000             52,500       70,000       87,500      105,000      122,500
   200,000             60,000       80,000      100,000      120,000      140,000
   225,000             67,500       90,000      112,500      135,000      157,500
   250,000             75,000      100,000      125,000      150,000      175,000
   300,000             90,000      120,000      150,000      180,000      210,000
   400,000            120,000      160,000      200,000      240,000      280,000
   500,000            150,000      200,000      250,000      300,000      350,000
   600,000            180,000      240,000      300,000      360,000      420,000
   700,000            210,000      280,000      350,000      420,000      490,000
=================================================================================

(1) All dollar amounts in this table are in United States dollars.

      Pensions under the Pension Plan are based on the executive's years of credited service and highest average remuneration in any 36 consecutive months of service. Remuneration for purposes of the Pension Plan includes salary and vacation pay but excludes other forms of compensation such as bonuses, commissions and taxable benefits, with the exception of Mr. Houssian whose bonuses (including the amount of bonuses which Mr. Houssian has elected to forego under the Key Executive Deferred Share Unit Plan) are included subject to the limitation that the best 3 years average earnings will be limited to a maximum of 150% of the amount which would result if bonuses were not included.

      At September 27, 2002, J.S. Houssian, D.O. Jarvis, H.R. Smythe, G.L. Raymond and J.J. Gibbons had 33.64, 13.24, 17.59, 16.24 and 5.24 years of credited service, respectively. Credited service includes actual service and may include additional years credited at the discretion of the Human Resources Committee to reflect historical contributions and other factors.

      Benefits are paid in a joint and survivor form with 60% of the pension continuing to the executive's spouse after death. If there is no spouse at retirement, pensions are paid with a guarantee of 60 monthly payments. There are no deductions for social security or other offset amounts.

COMPENSATION OF DIRECTORS

      For the year ended June 30, 2002, each director of the Company who was not an executive officer of the Company was entitled to be paid an annual fee of Cdn.$15,000 and an additional fee of Cdn.$1,000 for each meeting of the Board of Directors or any committee thereof in which the director participated. For the year ended June 30, 2002, the total of such fees paid or payable amounted to Cdn.$194,000. In addition, the directors are reimbursed for their reasonable expenses in connection with such meetings.

COMPOSITION OF THE HUMAN RESOURCES COMMITTEE

      The Human Resources Committee (the "Committee") is composed of three members of the Board of Directors who are neither officers, nor employees, nor former officers or employees, of the Company. The current members of the Committee are Messrs. MacDougall, Manheim and Roy.

REPORT ON EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION STRATEGY

      The Company's executive compensation strategy combines salary, annual incentives and long-term incentives with a program of benefits and perquisites to form an integrated compensation strategy designed to achieve the following objectives:

     - to encourage and award entrepreneurial management by having a significant proportion of compensation relate to performance.

     - to attract and retain executives on a competitive basis across North America recognizing that the Company's business is, to an increasing extent, taking place in the United States.

     - to ensure commonality of interest between shareholders and management, both short-term and long-term.

      From time to time the Committee undertakes a comprehensive review of the compensation plans for the Company's senior executives with the objective of ensuring that the plans meet the objectives cited above. Professional consultants are engaged to assist the Committee. These consultants conduct salary surveys to develop comparable salary groups and advise the Committee about the structuring of compensation arrangements that would be responsive to the Committee's objectives. The Committee incorporates the consultants' recommendations in the compensation determinations. The Committee will continue to employ this process and review the compensation plans on an annual basis to ensure that they reflect properly the business strategy and compensation objectives of the Company.

BASE SALARIES

      Base salaries are established by reference to a comparable group of leisure and resort companies in North America (the "Comparator Group").

ANNUAL INCENTIVES

      The Company provides opportunities to earn annual incentive awards that are based upon the achievement of personal performance goals and upon the financial performance of the Company. For the senior executives, other than the Chief Executive Officer, the annual incentives range from 0% to 75% of base salary depending on performance. For the Chief Executive Officer the annual incentives range from 0% to 100% of base salary depending on performance.

EXECUTIVE LONG-TERM INCENTIVE PLAN

      The LTIP is a long-term performance-based compensation plan. This plan rewards senior executive officers on the basis of (i) the consolidated net income or loss of the Company on a cumulative basis over a number of years, and
(ii) the price of the Common Shares at the time of termination of the participating senior executive officer's employment. The combination of cumulative long-term earnings with stock price performance ensures long-term commonality of interest between shareholders and senior executive officers by linking compensation to senior executive officers with long-term results achieved for shareholders of the Company. See "Executive Long-Term Incentive Plan."

FUNDED SENIOR EMPLOYEE SHARE PURCHASE PLANS

      The Company has two Funded Senior Employee Share Purchase Plans (together, the "Funded Share Purchase Plans"). These plans provide for interest-free loans to senior executive officers to enable them to acquire Common Shares of the Company. These loans are recourse to the individuals. The guideline currently established by the Board of Directors is that no loan under either of these two plans should exceed one and one-half times the executive's annual salary, except in the case of the Chief Executive Officer, where a guideline of three times annual salary has been established. See "Indebtedness of Directors and Senior Officers -- Funded Senior Employee Share Purchase Plans."

      The Funded Senior Employee Share Purchase Plan (the "1992 Funded Share Purchase Plan"), adopted in December 1992, provides for the purchase of Common Shares issued from treasury. The 2002 Funded Senior Employee Share Purchase Plan (the "2002 Funded Share Purchase Plan"), adopted in January 2002, provides for the purchase of Common Shares in the open market. The Committee approved the adoption of this latter Plan and loans thereunder to a total of 12 senior executive officers on the basis that they would increase the Company's ability to retain qualified key members of senior management in a highly competitive market and to provide further incentives for senior management to enhance shareholder value.

STOCK OPTION PLAN

      As described under "Statement of Executive Compensation -- Stock Option Plan," the Company has a stock option program which is offered to the senior executive officers and a broader group of managers in the Company. The Company believes that stock options are an important method of ensuring that senior executive officers and managers are focused on enhancing shareholder value. Accordingly these stock options are granted to a broad number of management personnel. At September 27, 2002, 9 senior executive officers and 64 management personnel participated in the stock option program. The amount and terms of outstanding options, DSUs and unvested share units are taken into account by the Committee when determining whether and how many new option grants should be made.

      As described under "Matters to be Acted Upon -- Amendment of Stock Option Plan," at the Meeting members will be asked to consider and, if thought fit, pass a resolution ratifying and approving an amendment to increase the maximum aggregate number of Common Shares which may be issued under the Stock Option Plan from and after November 12, 2002. The Committee believes that this increased maximum number is desirable in order to permit the Company to continue to accomplish the purposes of the Stock Option Plan and to provide for future grants of options.

KEY EXECUTIVE DEFERRED SHARE UNIT PLAN

      The Company's Key Executive Deferred Share Unit Plan (the "DSU Plan") allows each of the executive officers to elect annually to receive all or any portion of his annual incentive plan cash award ("Annual Incentive Award") which would otherwise have become payable to him as deferred share units, or DSUs. Although the executive officer must elect to receive DSUs before the date on which his Annual Incentive Award becomes payable, the actual number of DSUs credited to an executive officer is determined on the day that the Annual Incentive Award becomes payable (such date being set out in the notice of the Annual Incentive Award) by dividing the dollar amount elected by the average closing price of the Common Shares on The Toronto Stock Exchange for the five trading days preceding the particular date. Additional DSUs are credited to participants corresponding to dividends declared on Common Shares. Following the participant ceasing to be an employee, officer or director of the Company or of any subsidiary or related party, a lump sum cash payment, net of any applicable tax withholdings, equal to the number of DSUs credited to the participant's account multiplied by the average closing price of the Common Shares, will be paid to the participant 30 days after such termination.

KEY EXECUTIVE EMPLOYEE BENEFIT PLAN

      During the 2002 financial year, the Committee adopted a Key Executive Employee Benefit Plan (the "KEEP Plan") under which the Committee granted an award of unvested shares purchased in the open market to Messrs. Houssian, Jarvis and Raymond. The Common Shares vest over time with 50% vesting only if certain future earnings levels are attained. See footnote (5) to the Summary Compensation Table. The Committee approved the adoption of this plan and the awards thereunder as part of the long-term compensation for these executive officers on the basis that they would increase the Company's ability to retain these key members of senior management and provide further incentives for them to increase profitability of the Company and enhance share value for the Company's shareholders.

DESIGNATED EXECUTIVES' PENSION PLAN

      Since the commencement of the 2002 financial year the Committee in its discretion has approved five additional years of credited service for each of Messrs. Houssian, Smythe and Gibbons under the Pension Plan, conditional upon vesting which will be on June 30, 2004 in the case of Mr. Houssian and on June 30, 2006 in the case of Messrs. Smythe and Gibbons, if they are still then employed by the Company. The Committee also approved the participation of 10 additional senior management employees in the Pension Plan. The Committee further approved various amendments to the Pension Plan to, among other things, remove the requirement that the

Company's obligations under the non-registered portion of the Pension Plan be fully funded and provide that liabilities accrued thereunder may be funded in whole or in part or may be secured with a letter of credit in whole or in part, such that 75% of the pension obligations of the Company under the non-registered portion of the Pension Plan can be secured from time to time by cash or letters of credit, to be increased to 100% of the pension obligations in respect of a participant on the participant's retirement and in respect of all participants on a change of control.

      The Committee approved these matters on the basis that the participation of these individuals in the Pension Plan would increase the Company's ability to retain these qualified key members of senior management in the highly competitive market and that it was more appropriate for the Company to fund and secure its obligations under the Pension Plan in this manner.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

      The Chief Executive Officer participates in all of the short-term and long-term incentive programs as summarized elsewhere in this Information Circular. The base salary of the Chief Executive Officer was determined by the Committee after considering various factors, including information available to the Committee regarding base salaries of executives in the Comparator Group received from the Company's compensation consultants. The bonus under the short-term incentive arrangement awarded to the Chief Executive Officer in 2002 recognized the financial performance of the Company and the achievement of corporate initiatives during that fiscal period. In determining this award the Committee referred to goals and objectives established annually for the Chief Executive Officer. Approximately 45% of the award is based on quantitative financial performance of the Company, 35% on the achievement of strategic corporate initiatives approved by the Committee and 20% on a subjective analysis of the Chief Executive Officer's personal contribution as determined by the Committee.

Report presented by:

G.H. MacDougall
P.M. Manheim
B.A. Roy

PERFORMANCE GRAPH

      The following graph compares the cumulative total return to shareholders for Common Shares compared to the S&P/TSX Composite Index and the TSX Real Estate Index, assuming reinvestment of dividends at the market price on each of the dividend payment dates. The graph covers the period from June 30, 1997 to June 30, 2002.

                CUMULATIVE VALUE OF A $100 INVESTMENT IN COMMON
                   SHARES ASSUMING REINVESTMENT OF DIVIDENDS

                               [PERFORMANCE GRAPH]

---------------------------------------------------------------------------------------------------------------
                               30-JUNE-97    30-JUNE-98    30-JUNE-99    30-JUNE-00    30-JUNE-01    30-JUNE-02
---------------------------------------------------------------------------------------------------------------
Intrawest Corporation             100           128           100           125           134           114
---------------------------------------------------------------------------------------------------------------
S&P/TSX Composite Index(1)        100           114           109           158           120           111
---------------------------------------------------------------------------------------------------------------
TSX Real Estate Index             100           115           100           104           118           124
---------------------------------------------------------------------------------------------------------------

(1) Replaced the TSE 300 Stock Index effective May 1, 2002.

INDEBTEDNESS OF DIRECTORS AND SENIOR OFFICERS

      Other than as set out below, no director, executive officer or senior officer of the Company, no proposed nominee for election as a director of the Company and no associate of any such director, officer or proposed nominee, is, or at any time during the most recently completed financial year has been, indebted to the Company, other than in respect of routine indebtedness.

FUNDED SENIOR EMPLOYEE SHARE PURCHASE PLANS

      Pursuant to the 1992 Funded Share Purchase Plan the Company may make loans to designated eligible employees to be used for the subscription for Common Shares issued from treasury. Pursuant to the 2002 Funded Share Purchase Plan the Company may make loans to designated eligible employees to be used for the purchase of Common Shares in the open market. Under both plans shares are purchased by Computershare Trust Company of Canada as trustee to be held in trust for the benefit of the employees and as security for the loans. Common Shares subscribed for under the 1992 Funded Share Purchase Plan are issued at their market value as determined pursuant to a formula based on trading prices of the Common Shares on the Toronto Stock Exchange. The Funded Share Purchase Plans are administered by the Human Resources Committee which is authorized to designate as eligible employees any bona fide full-time employees of the Company and of designated subsidiaries of the Company. The loans are interest-free and are for terms of up to ten years as determined by the Human Resources Committee. The members of the Human Resources Committee are ineligible to receive loans under the Funded Share Purchase Plans. The Company pays all administrative expenses of the Funded Share Purchase Plans, including trustee fees.

      During the 2002 financial year the Company provided financial assistance under the 2002 Funded Senior Employee Share Purchase Plan in the aggregate amount of Cdn.$6,132,576 in connection with the purchase of Common Shares by 12 senior employees of the Company, including amounts reflected in the following table. In addition, the Company makes contributions on behalf of participants in the Company's employee share purchase plans which amounts are used by a trustee to purchase Common Shares in the open market.

      The following table sets forth indebtedness of directors, executive officers and senior officers in connection with the purchase of Common Shares in 1993 and 1996 under the 1992 Funded Share Purchase Plan and in 2002 under the 2002 Funded Share Purchase Plan. The aggregate amount of such indebtedness of all officers, directors and employees of the Company on September 27, 2002 was Cdn.$6,680,220.

           TABLE OF INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND
               SENIOR OFFICERS UNDER SECURITIES PURCHASE PROGRAMS

=================================================================================================================================
                                                                    LARGEST AMOUNT
                                                                  OUTSTANDING DURING          AMOUNT
                                                                      YEAR ENDED         OUTSTANDING AS AT
NAME AND PRINCIPAL POSITION                        INVOLVEMENT       JUNE 30, 2002      SEPTEMBER 27, 2002    SECURITY FOR
IN THE COMPANY                                      OF ISSUER           (CDN.$)               (CDN.$)         INDEBTEDNESS
---------------------------------------------------------------------------------------------------------------------------------
J.S. HOUSSIAN                                         Lender          3,020,198             2,992,525            Shares
Chairman, President and Chief Executive Officer
---------------------------------------------------------------------------------------------------------------------------------
D.O. JARVIS                                           Lender            651,464               643,405            Shares
Executive Vice President and Chief Financial
Officer
---------------------------------------------------------------------------------------------------------------------------------
H.R. SMYTHE                                           Lender            636,940               631,297            Shares
President, Resort Operations Group
---------------------------------------------------------------------------------------------------------------------------------
G.R. RAYMOND                                          Lender            598,510               596,547            Shares
President, Resort Development Group
---------------------------------------------------------------------------------------------------------------------------------
J.J. GIBBONS                                          Lender            522,214               520,502            Shares
President, Resort Club Group
=================================================================================================================================

DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

      The Company maintains directors' and officers' liability insurance in the aggregate amount of $35 million, subject to a deductible in respect of corporate reimbursement of $250,000 for each loss. In any case in which the Company is not permitted by law to reimburse the insured, the deductible is nil.

      In the year ended June 30, 2002, the aggregate amount charged against earnings by the Company for the premium paid in respect of such insurance was Cdn.$429,394. The policy does not specify that any part of the premium is paid in respect of either directors as a group or officers as a group.

2003 SHAREHOLDER PROPOSALS

      Shareholder proposals must be submitted no later than July 9, 2003 to be considered for inclusion in the management information circular and the form of proxy for the 2003 Annual General Meeting, which is expected to be held on or about November 10, 2003.

GENERAL

APPOINTMENT AND REVOCATION OF PROXIES

      The persons named in the enclosed form of proxy are directors of the Company.

      A SHAREHOLDER OF THE COMPANY HAS THE RIGHT TO APPOINT A PERSON TO ATTEND AND ACT AS PROXYHOLDER ON THE SHAREHOLDER'S BEHALF AT THE MEETING OTHER THAN THE PERSONS NAMED IN THE ENCLOSED FORM OF PROXY. IF A SHAREHOLDER DOES NOT WANT TO APPOINT EITHER PERSON SO NAMED, THE SHAREHOLDER SHOULD INSERT IN THE BLANK SPACE PROVIDED THE NAME AND ADDRESS OF THE PERSON WHOM THE SHAREHOLDER WISHES TO APPOINT AS PROXYHOLDER. THAT PERSON NEED NOT BE A SHAREHOLDER OF THE COMPANY.

      A shareholder who has given a proxy may revoke it by (a) signing a proxy bearing a later date and depositing it as provided under "Deposit of Proxy," below; (b) signing and dating a written notice of revocation (in the same manner as the enclosed form of proxy is required to be executed, as set out under "Validity of Proxy," below) and depositing such notice either at the registered office of the Company, P.O. Box 10424, Pacific Centre, Suite 1300 - 777 Dunsmuir Street, Vancouver, British Columbia, Canada V7Y 1K2, Attention: Trevor Bell at any time up to and including the last business day preceding the day of the Meeting or with the chairman of the Meeting on the day of the Meeting, (c) attending the Meeting in person and registering with the scrutineer thereat as a shareholder present in person and signing and dating a written notice of revocation or (d) in any other manner permitted by law. Such revocation will have effect only in respect of those matters upon which a vote has not already been cast pursuant to the authority conferred by the proxy.

VOTING OF SHARES REPRESENTED BY PROXY

      A proxy in the form of the enclosed form of proxy will confer discretionary authority upon a proxyholder named therein with respect to the matters identified in the enclosed Notice of the Meeting and in the form of proxy for which no choice is specified (and with respect to amendments and variations thereto and any other matter that may properly be brought before the Meeting).

      The shares of a shareholder represented by proxy will be voted or withheld from voting in accordance with the instructions of the shareholder on any ballot that may be called for and, if the shareholder specifies with certainty a choice with respect to any matter to be acted upon, the shares of the shareholder will be voted accordingly.

      In accordance with the rules of the New York Stock Exchange, brokers and nominees may be precluded from exercising their voting discretion with respect to certain matters to be acted upon (e.g., any proposal which would substantially affect the rights or privileges of the Common Shares) and thus, in the absence of specific instructions from the beneficial owner of shares, will not be empowered to vote the shares on such matters. A broker non-vote will not be counted in determining the number of shares necessary for approval of the proposals. Shares represented by such broker non-votes will, however, be counted for purposes of determining whether there is a quorum.

      IF NO CHOICE IS SPECIFIED BY A SHAREHOLDER IN A PROXY WITH RESPECT TO A MATTER IDENTIFIED THEREIN AND ONE OF THE PERSONS NAMED IN THE ENCLOSED FORM OF PROXY IS APPOINTED AS PROXYHOLDER, THE SHARES OF THE SHAREHOLDER REPRESENTED BY THE PROXY WILL BE VOTED IN FAVOUR OF SUCH MATTER.

VALIDITY OF PROXY

      A PROXY WILL NOT BE VALID UNLESS IT IS DATED AND SIGNED BY THE SHAREHOLDER OR BY THE SHAREHOLDER'S ATTORNEY DULY AUTHORIZED IN WRITING. IN THE CASE OF A SHAREHOLDER THAT IS A CORPORATION, A PROXY WILL NOT BE VALID UNLESS IT IS EXECUTED UNDER ITS SEAL OR BY A DULY AUTHORIZED OFFICER OR AGENT OF, OR ATTORNEY FOR, SUCH CORPORATE SHAREHOLDER. IF A PROXY IS EXECUTED BY AN ATTORNEY OR AGENT FOR AN INDIVIDUAL SHAREHOLDER OR JOINT SHAREHOLDERS, OR BY AN OFFICER, ATTORNEY, AGENT OR OTHER AUTHORITY FOR A CORPORATE SHAREHOLDER, THE INSTRUMENT EMPOWERING THE OFFICER, ATTORNEY OR AGENT, AS THE CASE MAY BE, OR A NOTARIAL COPY THEREOF, SHOULD ACCOMPANY THE PROXY.

      A vote cast in accordance with the terms of a proxy will be valid notwithstanding the previous death, incapacity or bankruptcy of the shareholder or intermediary on whose behalf the proxy was given or the revocation of the appointment, unless written notice of such death, incapacity, bankruptcy or revocation is received by the chairman of the Meeting at any time before the vote is cast.

DEPOSIT OF PROXY

      IN ORDER TO BE VALID AND EFFECTIVE, PROXIES MUST BE DEPOSITED WITH CIBC MELLON TRUST COMPANY, 1066 WEST HASTINGS STREET, SUITE 1600, THE OCEANIC PLAZA, VANCOUVER, BRITISH COLUMBIA, CANADA V6E 3X1 BY NO LATER THAN 11:00 A.M. (VANCOUVER TIME) ON NOVEMBER 8, 2002 OR DELIVERED TO THE CHAIRMAN OF THE MEETING PRIOR TO THE COMMENCEMENT OF THE MEETING.

NON-REGISTERED SHAREHOLDERS

      Non-registered shareholders whose shares may be registered in the name of a third party, such as a broker or trust company, may exercise voting rights attached to shares beneficially owned by them. Applicable securities laws require intermediaries to seek voting instructions from non-registered shareholders. Accordingly, unless a non-registered shareholder has previously instructed their intermediaries that they do not wish to receive materials relating to shareholders' meetings, non-registered shareholders should receive or have already received from their intermediary either a request for voting instructions or a proxy form. Intermediaries have their own mailing procedures and provide their own instructions. These procedures may allow voting by telephone, on the Internet, by mail or by fax. Non-registered shareholders have the right to attend and vote the shares owned by them directly at the meeting. In these circumstances the non-registered holder should follow the procedure in the directions and instructions provided by or on behalf of the intermediary and insert their name in the space provided on the request for voting instructions or proxy form or request a form of proxy which will grant the non-registered holder the right to attend the meeting and vote in person. NON-REGISTERED SHAREHOLDERS SHOULD CAREFULLY FOLLOW THE DIRECTIONS AND INSTRUCTIONS OF THEIR INTERMEDIARY, INCLUDING THOSE REGARDING WHEN AND WHERE THE COMPLETED REQUEST FOR VOTING INSTRUCTIONS OR FORM OF PROXY IS TO BE DELIVERED.

      Only registered shareholders have the right to revoke a proxy. Non-registered shareholders who wish to change their vote must, in sufficient time in advance of the Meeting, arrange for their intermediaries to change the vote and if necessary revoke their proxy.

AMENDMENTS OR VARIATIONS AND OTHER MATTERS

      The management of the Company is not now aware of any amendments to or variations of any of the matters identified in the enclosed Notice nor of any other matter which may be brought before the Meeting. However, a proxy in the form of the enclosed form will confer discretionary authority upon a proxyholder named therein to vote on any amendments to or variations of any of the matters identified in the enclosed Notice and on any other matter which may properly be brought before the Meeting.

VOTING SHARES AND PRINCIPAL HOLDERS OF VOTING SHARES

      The Company has issued and there are outstanding 47,547,244 Common Shares. Holders of Common Shares are entitled to one vote for each Common Share held. Holders of Common Shares of record at the close of business on September 27, 2002 are entitled to receive notice of and to attend and vote at the Meeting.

      To the knowledge of the directors and senior officers of the Company, there are no persons who beneficially own, directly or indirectly, or exercise control or direction over, Common Shares carrying more than 10% of the voting rights attached to all voting shares of the Company other than TAL Global Asset Management Inc., investment managers, which, as at the date hereof, exercises control and direction over 6,157,260 Common Shares of the Company (representing 12.5% of its issued and outstanding Common Shares as at the date hereof).

AVAILABILITY OF INFORMATION

      The Company will provide to any person or company, upon request to the Corporate Secretary of the Company, copies of the Company's Annual Information Form together with a copy of any document, or the pertinent pages of any document, incorporated therein by reference, the Company's comparative consolidated financial statements for its most recently completed financial year together with the accompanying report of the auditor, one copy of the most recent interim financial statements of the Company for any period subsequent to the financial statements for the Company's most recently completed financial year and the Company's information circular in respect of its most recent annual meeting of shareholders that involved the election of directors.

                              APPROVAL OF CIRCULAR

      The contents of this information circular have been approved and its mailing has been authorized by the Board of Directors of the Company.

      DATED: September 27, 2002          BY ORDER OF THE BOARD OF DIRECTORS

                                         [Houssian Signature]

                                         Joe S. Houssian
                                         Chairman of the Board

                                   SCHEDULE A

                                     TO THE
                 INFORMATION CIRCULAR OF INTRAWEST CORPORATION
                            DATED SEPTEMBER 27, 2002

      TEXT OF AN ORDINARY RESOLUTION OF THE SHAREHOLDERS OF INTRAWEST CORPORATION RATIFYING AND APPROVING AN AMENDMENT TO THE STOCK OPTION PLAN.

      BE IT RESOLVED AS AN ORDINARY RESOLUTION THAT:

      The Stock Option Plan Amendment whereby the maximum number of Common Shares issuable under the Stock Option Plan from and after November 12, 2002 is increased to 4,700,000, as described in the Information Circular of the Company dated September 27, 2002, be and is hereby ratified, confirmed and approved.

                             INTRAWEST CORPORATION

                             ANNUAL GENERAL MEETING
                               November 12, 2002

                                     PROXY

      The undersigned holder of common shares ("Common Shares") without par value of Intrawest Corporation (the "Company") hereby appoints Joe S. Houssian or, failing him, Daniel O. Jarvis or, instead of either of them,

--------------------------------------------------------------------------------
as proxyholder and nominee of the undersigned to attend and act at the Annual General Meeting of the Company to be held on November 12, 2002 and any adjournment thereof (the "Meeting") with authority to vote thereat for and on behalf of the undersigned and directs the proxyholder to vote the Common Shares of the Company held by the undersigned in respect of the matters indicated below as follows:

1.   The election as a director of the Company of:

                                              FOR                  WITHHOLD VOTE
                                              ---                  -------------
R. Thomas M. Allan                            [ ]                       [ ]
Joe S. Houssian                               [ ]                       [ ]
Daniel O. Jarvis                              [ ]                       [ ]
David A. King                                 [ ]                       [ ]
Gordon H. MacDougall                          [ ]                       [ ]
Paul M. Manheim                               [ ]                       [ ]
Paul A. Novelly                               [ ]                       [ ]
Gary L. Raymond                               [ ]                       [ ]
Bernard A. Roy                                [ ]                       [ ]
Khaled C. Sifri                               [ ]                       [ ]
Hugh R. Smythe                                [ ]                       [ ]
Nicholas C.H. Villiers                        [ ]                       [ ]

2.   The appointment of KPMG LLP, Chartered Accountants as auditors of the
     Company:

     [ ] FOR            [ ] WITHHOLD VOTE

3.   The authority of the directors to fix the remuneration of the auditors:

     [ ] FOR            [ ] AGAINST

4. To approve an ordinary resolution to ratify and approve an amendment to the Company's Stock Option Plan, the full text of which resolution is set out in Schedule A to the accompanying Information Circular.

     [ ] FOR            [ ] AGAINST


Date:
      --------------------------------------- , 2002.



---------------------------------------------------------------------------
Signature of Shareholder


Name of Shareholder:
                     ------------------------------------------------------
                                     (Please print clearly)

                       (PLEASE SEE OVER FOR INSTRUCTIONS)

                                  INSTRUCTIONS

       If you are a registered holder of Common Shares and are unable to attend the Meeting in person, please complete, sign and date the enclosed form of proxy and return it to CIBC Mellon Trust Company, 1066 West Hastings Street, Suite 1600, The Oceanic Plaza, Vancouver, British Columbia, Canada V6E 3X1 by no later than 11:00 a.m. (Vancouver time) on November 8, 2002.

       If you are a non-registered holder of Common Shares and receive these materials through your broker or through another intermediary, please complete and return the materials in accordance with the instructions provided to you by your broker or by such other intermediary.

NOTE:

1. THIS PROXY IS SOLICITED BY THE MANAGEMENT OF THE COMPANY. Please refer to the Information Circular accompanying the enclosed Notice of Annual General Meeting.

2. The shares represented by this proxy will be voted or withheld from voting in accordance with the instructions of the shareholder on any ballot that may be called for and, if the shareholder specifies with certainty a choice with respect to any matter to be acted upon, such shares will be voted accordingly.

3. THE AUTHORITY CONFERRED HEREUNDER MAY BE EXERCISED AT THE SOLE DISCRETION OF THE PROXYHOLDER IN RESPECT OF: (I) EACH MATTER SET OUT IN THE PROXY FOR WHICH NO CHOICE IS SPECIFIED; (II) ANY AMENDMENTS TO OR VARIATIONS OF ANY OF THE MATTERS IDENTIFIED IN THE ENCLOSED NOTICE OF ANNUAL GENERAL MEETING; AND (III) OTHER BUSINESS WHICH MAY PROPERLY BE BROUGHT BEFORE THE MEETING.

4. IF NO CHOICE IS SPECIFIED IN THIS PROXY AND ONE OF THE PERSONS NAMED IN THIS FORM OF PROXY IS APPOINTED AS PROXYHOLDER, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN FAVOUR OF SUCH MATTER.

5. A SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON, WHO NEED NOT BE A SHAREHOLDER, AS PROXYHOLDER AT THE MEETING OTHER THAN THE PERSONS NAMED IN THIS FORM OF PROXY AND MAY DO SO BY INSERTING IN THE BLANK SPACE PROVIDED THE NAME AND ADDRESS OF THE PERSON WHOM THE SHAREHOLDER WISHES TO APPOINT.

6. IN ORDER TO BE VALID THIS FORM OF PROXY MUST BE DATED AND SIGNED BY THE SHAREHOLDER OR HIS ATTORNEY DULY AUTHORIZED IN WRITING OR, IF THE SHAREHOLDER IS A CORPORATION, UNDER ITS SEAL OR BY A DULY AUTHORIZED OFFICER OR AGENT THEREOF OR ATTORNEY THEREFOR.

(SEE "VALIDITY OF PROXY" ON PAGE 17 OF THE INFORMATION CIRCULAR)